Exhibit 10.4

YRC Worldwide Inc.

Executive Severance Policy

YRC Worldwide Inc. (the “Parent Company”, and together with its subsidiaries, the “Company”) has adopted this Executive Severance Policy (together with the Additional Terms and Conditions attached as Exhibit A, this “Policy”) for the benefit of executive employees in the Company’s salary grades 121 to 124 or such other employees as the Company may designate (“Designated Executives”).

I.	Purpose. The purpose of this Policy is to provide for severance payment installments and certain other benefits to Designated Executives whose employment with the Company is terminated involuntarily as a result of the elimination of a Designated Executive’s position, a restructuring of the Company or a reduction in force. This Policy does not apply if the Designated Executive receives severance payments as a result of his or her termination under an employment agreement for a contractual term, pursuant to a written executive severance agreement that provides the Designated Executive payments as a result of a change of control of the Company as defined in such an agreement or pursuant to the Company’s Executive Change of Control Policy.

II.	Effective Date. July 19, 2006.

III.	Eligibility and Ineligibility Criteria.

A.	Eligibility Criteria. To receive the severance benefits that this Policy provides, a Designated Executive must satisfy the following criteria:

1.	Termination. The Designated Executive is terminated as a result of the elimination of a Designated Executive’s position, a restructuring of the Company or a reduction in force.

2.	Separation Agreement and General Release. The Designated Executive must execute a separation agreement that includes, among other things, the following:

(a)	a full and complete release of the Company from any liability or obligation (excluding accrued and vested pension and compensation obligations, the obligations under this Policy, any indemnification to which the Designated Executive may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws and any coverage under directors and officers, fiduciary or errors or omissions policies that benefit the Designated Executive) to the Designated Executive,

(b)	an agreement to cooperate with the Company in litigation, disputes and investigations,

(c)	an agreement to keep the Company’s confidential information secret,

(d)	the details of how the severance benefits that the Company provides pursuant to this Policy will be delivered to the Designated Executive,

(e)	an agreement, during the Inactive Employment Period, not to solicit the Company’s customers on the Designated Executive’s behalf or for another person or entity for whom the Designated Executive is an officer, director, employee or agent for the purposes of selling transportation or logistics services of the nature that the Company provides,

(f)	an agreement not to disparage the Company or its businesses or services, and

(g)	an agreement to arbitrate any disputes regarding the separation agreement in binding arbitration,

in such form as the Company may, in its sole discretion, request.

B.	Disqualification Events. A Designated Executive shall be disqualified from receiving the severance benefits that this Policy provides if any of the following occurs:

1.	Termination for Cause. The Designated Executive’s employment is terminated for cause.

2.	Death, Retirement, Resignation or Permanent Disability. The Designated Executive dies, retires prior to termination, resigns prior to termination or suffers a Permanent Disability prior to termination. “Permanent Disability” means any such physical or mental impairment that is determined to make the individual eligible to receive a disability benefit in accordance with the provisions of the Employer’s insured long term disability plan, if applicable to such Employee, by the insurance carrier underwriting such plan.

3.	Existing Change of Control Severance Agreement. The Designated Executive receives severance payments as a result of his or her termination under an employment agreement for a contractual term, pursuant to a written executive severance agreement that provides the Designated Executive payments as a result of a change of control of the Company as defined in such an agreement or pursuant to the Company’s Executive Change of Control Policy.

4.	General Release. The Designated Executive revokes the Separation Agreement and General Release required under Section III.A.2.

C.	Participation. A Designated Executive who satisfies the Eligibility Criteria in Section IV.A. and who has not experienced a Disqualification Event described in Section IV.B. shall become a “Participant” in the Policy and be entitled to the severance benefits described in Section V. The Company shall not be obligated to provide benefits under this Policy unless this criteria is met.

IV.	Severance Benefits. Subject to the limitations in Section VI of Exhibit A, if a Designated Executive becomes a Participant pursuant to Section IV.C, the severance benefits for which a Participant is eligible shall are as follows in this Section V.

A.	Severance Payments & Outplacement Services. A Participant shall be eligible to receive a severance payment equivalent to two times the Participant’s annual salary then in effect payable in twice monthly installments at the same time as the Company makes payroll payments. A Participant may also receive outplacement services consisting of an 18 month professional/management program with a value of $10,000. The 24-month period during which these payments are made is the “Inactive Employment Period”. During the Inactive Employment Period, the Company shall consider the Designated Executive to be an inactive employee. The Company may provide outplacement services through an external firm such as Right Management Consultants in the form of an “office benefit” or similar program.

B.	Benefits. During the Inactive Employment Period, the Participant shall also be entitled to receive (should he or she so elect) the COBRA continuation coverage he or she would otherwise be entitled to at the rate payable by active employees of the Company (rather than payable at the standard premium rate of up to 102% of cost established for COBRA continuation coverage) until the earlier of (1) the end of the Inactive Employment Period and (2) the date the Participant becomes entitled to employer provided health plan coverage following new employment, regardless of whether or not that Participant elects the employer provided health plan coverage. Following the earlier of the two dates in clause (1) or (2) of the preceding sentence, the Participant shall pay any subsequent COBRA continuation coverage payments at the standard rate established for COBRA eligible participants should he or she desire to continue COBRA throughout the COBRA continuation coverage period. The Participant’s payment of the premium for these benefits shall be on an after-tax basis. The Company may automatically deduct these premium payments from the Participant’s salary continuation payments. Medical, dental and vision coverage will continue for a maximum of the Inactive Employment Period or until other coverage becomes available, whichever comes first. The Participant is required to notify the Company in writing of the availability of other coverage. The Participant’s failure to provide this notice will result in a discontinuation of all future severance benefits pursuant to this Policy. Continued participation in the medical, dental and vision plans is subject to the terms and conditions of those plans. Participation in all other benefits that the Company offers, including pension, 401(k), core retirement, disability, perquisite, employee assistance, equity participation and other plans, ceases upon termination and shall not be permitted during the Inactive Employment Period.

C.	Stock Options. A Participant’s rights regarding the Participant’s stock options shall be governed by the Participant’s stock option agreement and the stock option plan that governs the option. For this purpose, termination of the Participant’s employment shall be on the last day of the Inactive Employment Period. Notwithstanding any other provision of the stock option agreement or plan that governs the option, if the Participant engages in a “Prohibited Activity” (defined below) during the Inactive Employment Period, then the termination of the Participant’s employment shall be the first day of the Inactive Employment Period, the Participant shall forfeit the right to any further vesting of the Participant’s options, and the Participant shall not receive any undelivered shares of the Company’s common stock upon any exercise. If the Company receives an allegation of a Prohibited Activity, the Company, in its discretion, may suspend delivery of shares with respect to options for up to three months to permit the investigation of the allegation. If the Company determines that the Participant did not engage in any Prohibited Activities, the Company shall deliver shares with respect to any exercised options that have vested. A “Prohibited Activity” shall be deemed to have occurred, if the Participant:

1.	divulges any non-public, confidential or proprietary information of the Company or of its past or present subsidiaries (collectively, the “Company Group”), but excluding information that

(a)	becomes generally available to the public other than as a result of the Participant’s public use, disclosure, or fault, or

(b)	becomes available to the Participant on a non-confidential basis after the Participant’s employment termination date from a source other than a member of the Company Group prior to the public use or disclosure by the Participant; provided that the source is not bound by a confidentiality agreement or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation; or

2.	directly or indirectly, consults or becomes affiliated with, conducts, participates or engages in, or becomes employed by, any business that is competitive with the business of any current member of the Company Group, wherever from time to time conducted throughout the world, including situations where the Participant solicits or participates in or assists in any way in the solicitation or recruitment, directly or indirectly, of any employees of any current member of the Company Group.

D.	Restricted Stock Units and Stock Awards. A Participant’s rights regarding the Participant’s restricted stock units and stock awards shall be governed by the Participant’s share unit or stock award agreement and the equity plan that governs the award. For this purpose, termination of the Participant’s employment shall be on the last day of the Inactive Employment Period. Notwithstanding any other provision of the share unit or restricted stock agreement or plan that governs the award, if the Participant engages in a Prohibited Activity during the Inactive Employment Period, then the termination of the Participant’s employment shall be the first day of the Inactive Employment Period, the Participant shall forfeit the right to any further vesting of the Participant’s awards, and the Participant shall not receive any undelivered shares of the Company’s common stock upon the lapse of any restrictions applicable to the awards. If the Company receives an allegation of a Prohibited Activity, the Company, in its discretion, may suspend delivery of shares with respect to awards for up to three months to permit the investigation of the allegation. If the Company determines that the Participant did not engage in any Prohibited Activities, the Company shall deliver shares with respect to any awards that have vested.

E.	Retirement. The Participant’s inactive employment during the Inactive Employment Period shall not count towards retirement benefits under any qualified or nonqualified plan maintained by the Company in which the Participant formerly participated.

F.	Annual Bonus or Pay-for-Performance Payment. If the Participant’s employment is terminated after the end of a calendar year but before annual bonus or pay-for-performance payments are distributed, the Participant shall be entitled to the annual bonus or pay-for-performance payment attributable to the immediately preceding calendar year, assuming for this purpose that all personal performance targets or goals were met. The Company shall make this payment at the same time it pays all of its other employees in accordance with the Company’s normal practices but no later than March 31 of the applicable year.

The Participant shall not be entitled to receive any full or partial annual bonus or pay-for-performance payment for the year in which the Participant’s employment is terminated.

G.	Severance rather than Deferred Compensation. Benefits under this Policy are intended to be payments resulting from the Company’s action to unilaterally sever Participant’s employment on an involuntary basis. These benefits are not intended to be deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding this intent, if any of these benefits were to become or construed as subject to Section 409A of the Code, they may be administered in a manner that is intended to meet the requirements of Section 409A and shall be construed and interpreted in accordance with such intent. To the extent that a benefit or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, except as the Company otherwise determines in writing, the benefit shall be paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the benefit, payment, settlement or deferral shall not be subject to the excise tax applicable under Section 409A of the Code. Any provision of this Policy that would cause the benefit or payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

EXHIBIT A

ADDITIONAL TERMS AND CONDITIONS

These Additional Terms and Conditions are an integral part of the Policy.

VI.	Limitations on Severance Benefits.

A.	Severance payment benefits are subject to all applicable taxes and withholdings.

B.	This Policy is not intended to be a retirement plan. Rather the Policy is intended to constitute a “severance pay plan” within the meaning of Title 29, Code of Federal Regulations, § 2510.3-2(b). Notwithstanding any other provision of this Policy, under no circumstances will the severance benefits that the Company provides to any Participant exceed twice the amount of the Participant’s annual compensation, including the dollar value of all fringe benefits and other non-cash compensation, during the year immediately preceding the Participant’s termination. In addition, all severance benefit payments must be completed:

1.	in the case of a Participant whose employment is terminated in connection with a limited program of terminations, within the later of 24 months after the Designated Executive’s termination or 24 months after the Designated Executive reaches normal retirement age of 65; and

2.	in the case of all other Participants, within 24 months after the termination.

C.	Claims Procedure & Arbitration. The Company will pay the severance benefits that this Policy provides to a Participant without the necessity of filing a formal claim. A Participant, however, may make a request for any severance benefits to which he or she may be entitled. Any such request must be made in writing, and it should be made to the Policy Administrator at the address listed in Section VI.F(5).

1.	A Participant’s request for severance benefits under this Policy shall be considered a claim for those benefits, and it will be subject to a full and fair review. The Policy Administrator will provide written notice to the Participant within 90 days after the Policy Administrator receives the claim. The Policy Administrator may extend this period for up to an additional 90 days if circumstances beyond its control require an extension to process the claim. If an extension is required, the Policy Administrator will notify the Participant in writing of the extension within the original 90-day period. If a Participant’s claim is wholly or partially denied, the Policy Administrator will furnish the Participant with a written notice of the denial. The written notice of denial must contain the following information:

(a)	The specific reason or reasons for the denial, including specifi references to the pertinent Policy provisions on which the decision was based;

(b)	A description of any additional information or material necessary to correct the claim and an explanation of why such material or information is necessary; and

(c)	Appropriate information as to the steps to be taken if the Participant wishes to appeal the denial and the time limits for appealing the denial.

If notice of the denial of a claim is not furnished to a Participant in accordance with the foregoing requirements within a reasonable period of time, the Participant’s claim will be deemed denied. The Participant will then be permitted to proceed to the appeal stage described as follows in this Section VI.

2.	If a Participant’s claim has been denied, and he or she wishes to appeal the denial, the Participant must comply with the following claims appeal procedure.

(a)	Upon the denial of the Participant’s claim for benefits, he or she may file an appeal of the denial, in writing, with the Policy Administrator.

(b)	THE PARTICIPANT MUST FILE THE APPEAL NO LATER THAN 60 DAYS AFTER HE OR SHE RECEIVED WRITTEN NOTIFICATION OF THE DENIAL OF THE CLAIM FOR BENEFITS, OR IF NO WRITTEN DENIAL OF THE CLAIM WAS PROVIDED, NO LATER THAN 60 DAYS AFTER THE DEEMED DENIAL OF THE CLAIM.

(c)	The Participant may review all pertinent documents relating to the denial of his or her claim and submit any issues and comments, in writing, to the Policy Administrator.

(d)	The Participant’s claim must be given a full and fair review. If the Participant’s claim is denied on appeal, the Policy Administrator must provide the Participant with written notice of this denial of the appeal within 60 days after the Policy Administrator’s receipt of the Participant’s written appeal, unless special circumstances require an extension of time of up to an additional 60 days. If an extension is necessary, the Policy Administrator will notify the Participant in writing within the original 60-day period.

(e)	The Policy Administrator’s decision on the Participant’s appeal will be communicated to the Participant in writing and will include the following information

(1)	the specific reason or reasons for the denial of the appeal, including specific references to the pertinent Policy provisions on which the decision was based.

(2)	a description of any additional information or material necessary to correct the claim or appeal and an explanation of why such material or information is necessary;

(3)	a statement that a Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant’s claim for benefits; and

(4)	the following statement “You and your plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”

(f)	If the Policy Administrator’s decision on appeal is not furnished to the Participant within the time limitations described above, the Participant’s claim will be deemed denied on appeal.

(g)	Claims for medical, dental and vision benefits (other than an Designated Executive’s right to continue such benefits as provided in this Policy) will be subject to the terms and conditions of those plans and not the claims procedures set forth in the Policy.

3.	No legal action or arbitration for benefits under this Policy shall be brought unless and until the Participant has exhausted the procedures set forth above and the Participant’s claim remains partly or wholly denied or deemed denied. Any such action must be filed within one year after the date the procedures set forth in this Policy are exhausted.

If a controversy or dispute is not resolved after completion of the process described above in this Section VI, then, upon written notice by any party to the other parties (an “Arbitration Notice”) and to the American Arbitration Association (the “AAA”), the controversy or dispute shall be submitted to a sole arbitrator who is independent and impartial, for binding arbitration in the city in which the Company employed the Designated Executive immediately prior to the Designated Executive’s termination of employment in accordance with AAA’s Commercial Arbitration Rules (the “Rules”). The parties agree that they will faithfully observe this agreement and the Rules and that they will abide by and perform any award rendered by the arbitrator. The Federal Arbitration Act, as amended (or by the same principles that the Act enunciates if it may not be technically applicable), shall govern this agreement and the arbitration. The award or judgment of the arbitrator shall be final and binding on all parties and judgment upon the award or judgment of the arbitrator may be entered and enforced by any court having jurisdiction. If any party becomes the subject of a bankruptcy, receivership or other similar proceeding under the laws of the United States of America, any state or commonwealth or any other nation or political subdivision thereof, then, to the extent permitted or not prohibited by applicable law, any factual or substantive legal issues arising in or during the pendency of any such proceeding shall be subject to all of the foregoing mandatory arbitration provisions and shall be resolved in accordance therewith. The agreements contained in this Section VI have been given for valuable consideration, are coupled with an interest and are not intended to be executory contracts. The fees and expenses of the arbitrator will be shared by all parties engaged in the dispute or controversy on a basis determined to be fair and equitable by the arbitrator, taking into account the relative fault of each party, the relative credibility and merit of all claims and defenses made by each party and the cooperation, speed and efficiency of each party in conducting the arbitration proceedings and complying with the Rules and with orders and requests of the arbitrator.

D.	Policy Administrator. The administration of this Policy is under the supervision of the Policy Administrator. It is the principal duty of the Policy Administrator to see that this Policy is carried out in accordance with it terms and for the exclusive benefit of persons entitled to participate in the Policy. The Policy Administrator has full power to administer this Policy in all of its details, subject to the applicable requirements of law. For this purpose, the Policy Administrator’s powers include, but are not limited to, the following authority, in addition to all other powers provided by this Policy:

1.	To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of this Policy, including the establishment of any claims procedures that may be required by applicable provisions of law;

2.	To interpret this Policy, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under this Policy;

3.	To decide all questions concerning this Policy, the eligibility of any person for severance benefits under this Policy, and the amount of any severance benefits to which an Designated Executive may be entitled;

4.	To remedy possible ambiguities, inconsistencies or omissions;

5.	To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering this Policy;

6.	To allocate and delegate its responsibilities under this Policy and to designate other persons to carry out any of its responsibilities under this Policy; and

7.	To enter into any and all contracts and agreements for carrying out the terms of this Policy and administering this Policy and to do all acts in connection therewith as it, in its discretion, deems necessary or advisable. Such contracts and agreements shall be binding and conclusive on anyone claming benefits under this Policy.

8.	The Policy Administrator has full and absolute discretion in the exercise of its authority under this Policy, including the authority to determine any person’s right to benefits under the Policy, the correct amount and form of any benefits, the authority to decide any appeal, the authority to review and correct the actions of any prior administrative committee, and all of the rights powers, and authorities specified in the Policy. Notwithstanding any provision of law or any explicit or implicit provision of this document, any action taken or ruling or decision made, by the Policy Administrator in the exercise of any of its powers and authorities under the Policy, shall be final and conclusive as to all parties, regardless of whether the Policy Administrator or one or more of its members may have an actual or potential conflict of interest with respect to the subject matter of the action, ruling, or decision. Thus, no final action, ruling, or decision of the Policy Administrator shall be subject to de novo review in any judicial or arbitral proceeding and no final action, ruling, or decision of the Policy Administrator may be set aside unless it is held to have been arbitrary and capricious by a final judgment or award of a court or arbitral body having jurisdiction with respect to the issue.

E.	Miscellaneous Provisions.

1.	This Policy does not constitute a contract of employment for a particular term or length between any Designated Executive and the Company, nor does it in any way alter any Designated Executive’s status as an employee-at-will who may be terminated with or without cause for any reason or no reason at all except a reason prohibited by law.

2.	The Company is an “employment at will” employer. Employees have the right to resign their positions “at will” and the Company has the right to terminate an employee “at will” with or without notice or Cause. No employee’s “at will” status may be modified except in a written contract signed by an authorized officer of the Company.

3.	Except for the written Executive Severance Agreements between certain of the Company’s executive officers and the Parent Company that the Board of Directors of the Parent Company or the Compensation Committee thereof has not terminated pursuant to their terms, the severance benefits outlined in this Policy supersede, negate and replace all other severance benefits the Company has offered or may offer to the Designated Executives covered by this Policy.

4.	The Company intends to continue this Policy indefinitely. However, the Company reserves the right to terminate this Policy at any time and for any reason. If this Policy is terminated, no Designated Executive will have any further rights under this Policy after the date of termination. Any termination of this Policy shall be prospective only and shall not retroactively terminate any severance benefits in existence on the date of termination of this Policy.

5.	This Policy may be amended, in whole or in part, and the benefits described in this Policy may be expanded or reduced, at any time in the sole discretion of the Company with or without notice.

6.	Neither a Designated Executive nor a Participant may assign or otherwise alienate his or her benefits or right to benefits under this Policy. This means that an Designated Executive or Participant may not sell, give away, use as collateral for a loan, or otherwise interfere with his or her benefits or right to benefits.

7.	If a Participant owes any debt to the Company, any benefits that he or she is entitled to under this Policy or a Separation Agreement may be reduced by such amounts.

8.	Except as otherwise required by law, this Policy and all matters arising thereunder shall be governed by the laws of the State of Kansas except as preempted by ERISA (defined below).

9.	The headings in this Policy are for convenience only and shall not affect the interpretation or construction of this Policy.

10.	As used in this Policy, unless the context expressly requires the contrary, “including” means including, without limitation; references to “Sections” are references to the sections and subsections of this Policy; the masculine includes the feminine and neutral and vice versa; and the singular includes the plural, and vice versa.

F.	Official Policy Information.

1.	Official Policy Name: YRC Worldwide Executive Severance Policy.

2.	Policy Sponsor:

  YRC Worldwide Inc.

  Attention: Vice President – Employee Benefits

  10990 Roe Avenue

  Overland Park, Kansas 66211

3.	Plan Number: 50

4.	Policy Sponsor’s employer Identification Number (EIN): 481067939

5.	Policy Administrator:

  YRC Worldwide Inc.

  Attention: Vice President – Employee Benefits

  10990 Roe Avenue

  Overland Park, Kansas 66211

  Phone Number: 913.696.6100

6.	Agent for Service of Legal Process:

  YRC Worldwide Inc.

  c/o Corporation Trust Center

  1209 Orange Street

  Wilmington, Delaware 19801

7.	Type of ERISA Plan: Welfare Benefit Plan

8.	Policy Year: Calendar Year

9.	Effective Date: July 19, 2006.

10.	Policy Funding: The Company pays severance benefits under this Policy out of its general assets. Eligible Designated Executives and Participants do not make any contributions to this Policy.

G.	ERISA Rights Statement. A Participant in this Policy is entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended, also called “ERISA”.

1.	Explanation of a Participant’s ERISA Rights. ERISA provides that all Policy Participants are entitled to:

(a)	Examine, without charge, at the Policy Administrator’s office and at other locations (such as work sites and union halls), all Policy documents, including:

(i)	Insurance contracts;

(ii)	Collective bargaining agreements; and

(iii)	A copy of the latest annual report (Form 5500 Series) filed by the Policy with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

(b)	Obtain copies of all Policy documents and other Policy information upon written request to the Policy Administrator. The Policy Administrator may assess a reasonable charge for the copies.

(c)	Receive a summary of the Policy’s annual financial report which the Policy Administrator is required by law to furnish to each Participant.

2.	Policy Administrator’s Responsibilities Under ERISA. In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of this Policy. The people who operate this Policy, called “fiduciaries” of the Policy, have a duty to do so prudently and in the interest of Participants. No one, including the Company or any other person, may fire a Participant or otherwise discriminate against a Participant in any way in an attempt to prevent a Participant from obtaining a welfare benefit or exercising his or her rights under ERISA.

3.	Steps To Take to Enforce ERISA Rights. If a Participant’s claim for severance benefits pursuant to this Policy is denied or ignored in whole or in part, the Participant must receive a written explanation of the reason for the denial. The Participant has the right to have the Policy Administrator review and reconsider the claim. (See Section VI.C). Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if a Participant requests a copy of the Policy documents and does not receive them within 30 days, the Participant may file suit in a Federal court. In such a case, the court may require the Policy Administrator to provide the materials and pay the Participant up to $110.00 a day until the Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Policy Administrator.

If a Participant has a claim for benefits which is denied or ignored, in whole or in part, and the Participant has been through the Policy’s appeals procedure, the Participant may file suit in a state or Federal court.

Similarly, if a Participant believes the Policy’s fiduciaries are misusing the Policy’s money, or if a Participant is discriminated against for asserting his or her rights, the Participant may seek assistance from the U.S. Department of Labor, or may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful, the court may order the person the Participant sued to pay these costs and fees. If the Participant loses, the court may order the Participant to pay these costs and fees if, for example, it finds the Participant’s claim is frivolous.

4.	Questions. If a Participant has any questions about Policy, he or she should contact the Policy Administrator. If a Participant has any question about this statement or about his or her rights under ERISA, he or she should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. A Participant may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline at the Employee Benefits Security Administration or on the Employee Benefits Security Administration’s website at www.dol.gov.